                                                                EXHIBIT 99.14(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-14 (the "Registration Statement") of our report dated November 14, 1997 relating to the financial statements and financial highlights of Prudential Dryden Fund - Prudential Active Balanced Fund (one of the portfolios constituting the Prudential Dryden Fund, hereafter referred to as the "Fund"), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus and Proxy Statement which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in such Prospectus and Proxy Statement.



Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York  10036
November 14, 1997